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                                                /        OMB APPROVAL          /
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                                                / Expires:  September 30, 1998 /
                                                / Estimated average burden     /
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| FORM 3 |          U.S. SECURITIES AND EXCHANGE COMMISSION
+--------+                  WASHINGTON, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)

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1.  Name and Address of Reporting Person*

        WOODS                       MEL
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        (Last)                      (First)                        (Middle)

        10960 WILSHIRE BOULEVARD
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                                   (Street)

        LOS ANGELES                CALIFORNIA                         90024
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        (City)                      (State)                           (Zip)


2.  Date of Event Requiring Statement (Month/Day/Year)            JUNE 30, 1998
                                                                  --------------

3.  IRS or Social Security Number of Reporting Person
    (Voluntary)     N/A
                --------------

4.  Issuer Name and Ticker or Trading Symbol ON STAGE ENTERTAINMENT, INC. (ONST)
                                             -----------------------------------

5.  Relationship of Reporting Person(s) to Issuer (Check all applicable)

    [X] Director    [ ] Officer             [ ] 10% Owner    [ ] Other
                        (give title below)                       (specify below)


    ----------------------------------------------------------------------------

6.  If Amendment, Date of Original (Month/Day/Year)           N/A
                                                    ----------------------------
7.  Individual or Joint/Group Filing (Check Applicable Line)

     X   Form Filed by One Reporting Person
    ----
    ____ Form filed by More than one Reporting Person

             TABLE I--NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED

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1. Title           2. Amount of         3. Ownership Form:  4. Nature of
   of                 Securities Bene-     Direct (D) or       Indirect Bene-
   Security           ficially Owned       Indirect (I)        ficial Ownership
   (Instr. 4)         (Instr. 4)           (Instr. 5)          (Instr. 5)
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
   See Note 1
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
Reminder: Report on a separate line for each class of                     (Over)
securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see Instruction 5(b)(v).

              TABLE II--DERIVATIVE SECURITIES BENEFICIALLY OWNED
        (e.g., puts, calls, warrants, options, convertible securities)

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 1. Title of Derivative        2. Date Exer-    3. Title and Amount of Securities   4. Conversion   5. Ownership   6. Nature of In-
    Security (Instr. 4)           cisable and      Underlying Derivative Security      or              Form of        direct Bene-
                                  Expiration       (Instr. 4)                          Exercise        Derivative     ficial
                                  Date                                                 Price           Security:      Ownership
                                  (Month/Day/                                          of              Direct (D)     (Instr. 5)
                                  Year)                                                Derivative      or In-
                              ----------------------------------------------------     Security        direct (I)
                               Date      Expira-                        Amount or                      (Instr. 5)
                               Exer-     tion            Title          Number of
                               cisable   Date                           Shares
------------------------------------------------------------------------------------------------------------------------------------
Non-Qualified                  See       See             Common         30,000      $5.00/share           (D)            N/A
Stock Options                  Note 2    Note 3          Stock
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
Explanation of Responses:

Note 1 -- The reporting person does not beneficially own, either directly or indirectly, any non-derivative securities of On Stage Entertainment, Inc.

Note 2 -- The options become exercisable in twelve equal quarterly installments of 2,500, commencing on October 5, 1998.

Note 3 -- The options expire on the earlier to occur of (a) July 7, 2008 and (b) three months after Mr. Woods ceases to be a director of the issuer.

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

                                /s/ Mel Woods                    July 9, 1998
                              -------------------------------  -----------------
                              **Signature of Reporting Person        Date


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